Exhibit 23(b)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Media Metrix, Inc. pertaining to the 1998 AdRelevance Stock Option Plan and the 1999 AdRelevance Stock Option Plan of our report dated October 5, 1999, except for paragraphs 3 and 4 of Note 8 as to which the date is October 8, 1999, with respect to the financial statements of AdRelevance, Inc. included in the prospectus of Media Metrix, Inc. (dated October 26, 1999) for the registration of 3,000,000 shares of Media Metrix, Inc.'s common stock, filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP

                                             Ernst & Young LLP

Seattle, Washington
November 8, 1999